For Immediate Release
Contact:
Debi Ethridge	Jerry Daly or Carol McCune
Vice President of Finance & Investor Relations	Daly Gray Public Relations (Media)
dethridge@lodgian.com	jerry@dalygray.com
(404) 365-2719	(703) 435-6293

Lodgian Reports 2003 Results

     ATLANTA, Ga., March 9, 2004—Lodgian, Inc. (AMEX: LGN and LGN.pr), one of the nation’s largest independent owners and operators of full-service hotels, reported results for the fourth quarter and 12 months ended December 31, 2003.

     Upon emergence from Chapter 11, the company adopted fresh start reporting in accordance with generally accepted accounting principles (GAAP). As a result, all assets and liabilities were restated to reflect their estimated fair values. The consolidated financial statements of the new reporting entity (“Lodgian” or “Successor”), representing the period subsequent to November 22, 2002, are not comparable to those of the reporting entity prior to the company’s emergence from Chapter 11 (the “Predecessor”), representing the period including and prior to November 22, 2002. The term “2002 Combined Period” is used to describe the periods encompassing both the Predecessor and Successor periods during 2002.

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2003 Results

     For the fourth quarter of 2003, revenues from continuing operations were $73.7 million, compared to $74.9 million in the comparable quarter of the 2002 Combined Period. RevPAR was down less than 1 percent during the quarter, and gross profit margins were flat with last year. During the quarter, there was a net loss from continuing operations of $16.5 million after an impairment charge of $10.2 million, dividends on preferred stock of $4.1 million, and post-emergence Chapter 11 expenses included in general, administrative and other expenses of $0.6 million.

     For the year ended December 31, 2003, revenues from continuing operations were $311.4 million, compared with $324.6 million from continuing operations in the 2002 Combined Period. The lower revenues resulted from a decline in occupancy, room rates and catering revenues that reflected a general weakness in travel demand, business disruptions associated with renovations at a number of the company’s hotels, brand changes and declining results at hotels in need of renovation.

     The loss from continuing operations before income taxes, reorganization items and minority interest in 2003 was $26.8 million (including a $12.7 million impairment charge, $4.6 million for post-emergence Chapter 11 expenses included in general, administrative and other expenses, and $8.1 million of preferred stock dividends reported as interest expense), compared with a loss of $1.2 million for the 2002 Combined Period. Lodgian reported a $4.6 million net loss from discontinued operations in 2003, compared with a $7.2 million loss from discontinued operations for the 2002 Combined Period.

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2003 Results

     The 2003 $4.6 million net loss from discontinued operations included a $5.4 million impairment charge recorded in connection with the valuation of assets held for sale.

     For assets held for sale, as well as for assets not held for sale but having projected future cash flows that are less than the property’s carrying value, impairment charges represent the difference between the carrying values of the properties and their anticipated net realizable values.

     For 2003, Lodgian reported a net loss attributable to common stock of $39.3 million, or $5.61 per share, after preferred stock dividends of $15.7 million, an impairment charge of $12.7 million, a loss from discontinued operations of $4.6 million and reorganization expenses of $1.4 million. In addition, general, administrative and other expenses included post-emergence Chapter 11 expenses of $4.6 million. Net income reported for the 2002 Combined Period was $1.5 million. Common shares outstanding were 7.0 million for Lodgian and 28.5 million for the Predecessor Company.

     In 2003, earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, reconciled to net (loss) income in the attached schedules, were $51.0 million, up from $43.8 million in 2002.

     “2003 was a transitional year for us,” said W. Thomas Parrington, president and chief executive officer. “Despite a very difficult operating environment, a weak economy and uncertainty surrounding the war in Iraq, we were able to successfully complete our financial restructuring, transition to a strong new management team, and implement an asset improvement program that will allow us to accelerate repayment of our debt and fund a renovation program at

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our continuing hotels. As part of that plan, we spent $30.8 million on capital expenditures at our continuing hotels, and we sold five hotels and an office building in 2003 and the first two months of 2004, using $14.6 million of the net proceeds to reduce debt. We have targeted for sale an additional 14 non-strategic hotels in 2004, primarily full-service properties in small markets.

     “Our remaining properties have long-term growth potential and are being upgraded and positioned to take advantage of the forecasted rebound in travel and the lodging industry,” he added. “As the business climate improves and our portfolio strengthens, we also will consider buying hotels in strategic partnership arrangements. Our realigned portfolio is more focused on larger, mid-market full-service and premium limited-service properties in primary and selected secondary markets.”

     Parrington noted that in 2004, the company planned to concentrate on three key areas. “In addition to our major initiative to refurbish and upgrade our hotels, we plan to further strengthen our balance sheet and opportunistically acquire properties that are consistent with our modified portfolio profile.”

Operating Results

     Revenue per available room (RevPAR) for the company’s 77 consolidated continuing operations hotels declined 3.4 percent for the 12 months ended December 31, 2003, reflecting a 0.8 percent decrease in average daily rate (ADR) and a 2.6 percent decline in occupancy. RevPAR for the company’s 58 stabilized hotels also declined by 3.4 percent, reflecting a 0.9 percent decrease in ADR and a 2.5 percent decrease in occupancy. Stabilized hotels include those hotels which were not held for sale as of the end of the quarter, were not undergoing major

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renovation during 2002 and 2003, and were not subject to a franchise change during 2002 or 2003. As a result, stabilized hotels included a higher proportion of hotels in need of renovation than the company’s continuing operations hotels taken as a whole. “The first half of the year was particularly difficult,” Parrington said. “In the second half, we were essentially flat with the previous year, with noticeable improvement in December, which has continued through February.”

General, administrative and other expenses rose 4.3 percent to $137.9 million in 2003, compared to $132.2 million for the 2002 Combined Period. The higher 2003 expenses reflect increased costs for insurance, utilities, repairs and maintenance, aggregating $3.7 million, and post-emergence Chapter 11 expenses of $4.6 million. Interest expense for Lodgian in 2003 was $28.6 million (excluding the preferred dividends now classified as interest expense), compared to $28.3 million for the 2002 Combined Period. The increase was due primarily to the amortization of financing fees and the interest expense associated with new indebtedness that replaced debt on which the company paid no interest in 2002, as approved by the Bankruptcy Court.

Management Changes

     Following the completion of Lodgian’s financial restructuring in May, the company named W. Thomas Parrington, a 30-year hospitality veteran and former CEO of Interstate Hotels Co., president and CEO in July. Parrington, a member of Lodgian’s board of directors, had been serving as interim chief executive officer. Manuel (“Hank”) Artime, the company’s former chief accounting officer, was promoted to executive vice president and chief financial officer in October.

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Hotel Sales

     As of March 1, 2004, Lodgian held 14 hotels and three land parcels for sale, with a goal of completing those sales by year-end 2004. The financial impact of any asset sales and related reduction of debt will be reported in the company’s financial statements for the periods in which any such transactions occur.

Outlook

     “With each passing month, we are becoming increasingly confident that the hotel industry has turned the corner and is beginning to emerge from one of the toughest periods in our history,” Parrington said. “Business travel trends finally are beginning to move in the right direction. RevPAR stabilized in the fourth quarter, including slight growth in December, a trend that has continued and further improved through the first two months of 2004. There are still some soft spots, such as rising energy and health-related costs, that will continue to pressure our margins, and the geopolitical situation remains uncertain, but we are more optimistic now than we have been in the last several years.

     “Our first priority is to continue investing in our continuing operations hotels to take advantage of the economic recovery,” Parrington concluded. “We want to complete our asset disposition program this year, reduce our debt and improve our flexibility and liquidity. We are optimistic about the outlook for 2004 and beyond and believe these strategies will position Lodgian to better respond to opportunities and challenges in the future.”

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Non-GAAP Financial Measures

     The non-GAAP financial measures included in this press release are reconciled to the comparable GAAP measures in the schedules attached to this press release.

About Lodgian

     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 92 hotels with 17,417 rooms located in 30 states and Canada. Of the company’s 92-hotel portfolio, 61 are under the InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 16 are under Marriott brands (Courtyard by Marriott, Fairfield Inn by Marriott and Residence Inn by Marriott), and 10 are affiliated with four other nationally recognized hospitality franchisors. Five hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.

     This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time-to-time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

LODGIAN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$10,897	$10,875
Cash, restricted	7,084	19,384
Accounts receivable (net of allowances: 2003 - $689; 2002 - $1,594)	8,169	10,681
Inventories	5,609	7,197
Prepaid expenses and other current assets	17,068	15,118
Assets held for sale	68,567	—

Total current assets	117,394	63,255
Property and equipment, net	563,818	664,565
Deposits for capital expenditures	15,782	22,349
Other assets, net	12,180	11,995

	$709,174	$762,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$7,131	$12,380
Other accrued liabilities	31,432	41,297
Advance deposits	1,882	1,786
Current portion of long-term debt	16,563	14,550
Liabilities related to assets held for sale	57,948	—

Total current liabilities	114,956	70,013
Long-term debt:
12.25% Cumulative preferred shares subject to mandatory redemption	142,177	—
Long-term debt — other	409,115	389,752

Total long-term debt	551,292	389,752
Liabilities subject to compromise	—	93,816

Total liabilities	666,248	553,581
Minority interests	2,320	3,616
Commitments and contingencies
12.25% Cumulative preferred shares subject to mandatory redemption	—	126,510
Stockholders’ equity:
Common stock, $.01 par value, 30,000,000 shares authorized; 7,000,774 and 7,000,000 issued and outstanding at December 31, 2003 and December 31, 2002, respectively	70	70
Additional paid-in capital	89,827	89,223
Unearned stock compensation	(508)	—
Accumulated deficit	(50,107)	(10,836)
Accumulated other comprehensive income	1,324	—

Total stockholders’ equity	40,606	78,457

	$709,174	$762,164

LODGIAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(In thousands, except per share data)
	Successor		Predecessor
		November 23, 2002	January 1, 2002
		to	to
	2003	December 31, 2002	November 22, 2002	2001
Revenues:
Rooms	$229,519	$16,902	$220,898	$257,100
Food and beverage	70,791	7,415	66,709	79,554
Other	11,104	989	11,660	14,418

	311,414	25,306	299,267	351,072

Operating expenses:
Direct:
Rooms	65,814	6,246	59,378	69,257
Food and beverage	48,686	5,447	46,822	55,459
Other	7,970	880	7,836	8,540

	122,470	12,573	114,036	133,256

	188,944	12,733	185,231	217,816

General, administrative and other	137,888	13,982	118,212	154,320
Depreciation and amortization	29,761	3,113	40,523	46,065
Impairment of long-lived assets	12,667	—	—	20,503

Other operating expenses	180,316	17,095	158,735	220,888

	8,628	(4,362)	26,496	(3,072)

Other income (expenses):
Interest income and other	807	14	4,940	709
Interest expense:
Preferred stock dividend	(8,092)	—	—	—
Interest expense (contractual interest: $29.8 million, 3.0 million, $53.5 million and $76.1 million for the Successor periods ended December 31, 2003 and December 31, 2002, the Predecessor periods ended November 22, 2002 and the year ended December 31, 2001, respectively)	(28,581)	(2,512)	(25,761)	(71,817)
Gain on asset dispositions	445	—	—	23,975

(Loss) income before income taxes, reorganization items and minority interests	(26,793)	(6,860)	5,675	(50,205)
Reorganization items	(1,397)	—	11,038	(21,672)

(Loss) income before income taxes and minority interest	(28,190)	(6,860)	16,713	(71,877)
Minority interests:
Preferred redeemable securities (contractual interest: $12.7 million and $13.2 million for the Predecessor period ended November 22, and the year ended December 31, 2001)	—	—	—	(12,869)
Other	1,294	147	126	38

(Loss) income before income taxes — continuing operations	(26,896)	(6,713)	16,839	(84,708)
(Provision) benefit for income taxes — continuing operations	(178)	(32)	160	(2,829)

(Loss) income — continuing operations	(27,074)	(6,745)	16,999	(87,537)

Discontinued operations:
Loss from discontinued operations before income taxes	(4,603)	(2,581)	(5,833)	(55,227)
Income tax benefit	—	—	1,200	—

Loss from discontinued operations	(4,603)	(2,581)	(4,633)	(55,227)

Net (loss) income	(31,677)	(9,326)	12,366	(142,764)
Preferred stock dividend	(7,594)	(1,510)	—	—

Net (loss) income attributable to common stock	$(39,271)	$(10,836)	$12,366	$(142,764)

Basic and diluted loss per common share:
Net (loss) income attributable to common stock	$(5.61)	$(1.55)	$0.43	$(5.04)

Upon emergence from Chapter 11, the Company adopted fresh start reporting. As a result, all assets and liabilities were restated to reflect their fair values. The consolidated financial statements of the new reporting entity
(the “Successor”) are not comparable to the reporting entity prior to the Company’s emergence from Chapter 11 (the
“Predecessor”).

LODGIAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(In thousands)
	Successor		Predecessor
		November 23, 2002 to	January 1, 2002 to
	2003	December 31, 2002	November 22, 2002	2001
Operating activities:
Net (loss) income	$(31,677)	$(9,326)	$12,366	$(142,764)
Add: loss from discontinued operations	4,603	2,581	4,633	55,227

(Loss) income — continuing operations	(27,074)	(6,745)	16,999	(87,537)
Adjustments to reconcile (loss) income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	29,761	3,113	40,523	46,065
Impairment of long-lived assets	12,667	—	193,202	20,503
Gain on extinguishment of debt	—	—	(226,929)	—
Fresh start adjustments — other	—	—	(3,426)	—
Amortization of unearned stock compensation	92	—	—	—
Preferred stock dividends	8,092	—	—	—
Minority interests	(1,296)	(147)	(126)	12,831
Gain on asset dispositions	(445)	—	—	(23,975)
Write-off and amortization of deferred financing costs	3,884	167	56	25,972
Other	139	(276)	429	542
Changes in operating assets and liabilities:
Accounts receivable, net of allowances	554	3,195	(1,708)	7,029
Inventories	(241)	105	(187)	497
Prepaid expenses, other assets and restricted cash	8,908	14,236	(38,752)	(1,607)
Accounts payable	(3,775)	(1,842)	4,718	978
Other accrued liabilities	(1,484)	(10,727)	12,058	(3,170)
Related party balances	4,556	(1,493)	(2,421)	5,974
Advance deposits	440	(187)	191	(95)

Net cash provided by (used in) operating activities of continuing operations	34,778	(601)	(5,373)	4,007

Net cash (used in) provided by operating activities of discontinued operations	(166)	17	(259)	(1,440)

Investing activities:
Capital improvements	(30,756)	(4,329)	(19,014)	(23,360)
Proceeds from sale of assets, net of related selling costs	802	—	—	67,910
Withdrawals (deposits) for capital expenditures	7,219	(7,651)	1,501	(1,221)
Other	(192)	(1,010)	(90)	—

Net cash used in investing activities	(22,927)	(12,990)	(17,603)	43,329

Financing activities:
Proceeds from issuance of long-term debt	80,000	—	309,098	—
Proceeds from working capital revolver	2,000	—	—	21,000
Proceeds from issuance of common stock	114	—	—	—
Principal payments on long-term debt	(87,059)	(1,221)	(266,601)	(58,293)
Principal payments on working capital revolver	(2,000)			(15,000)
Payments of deferred loan costs	(4,839)	—	(7,599)	(598)

Net cash (used in) provided by financing activities	(11,784)	(1,221)	34,898	(52,891)

Effect of exchange rate changes on cash	121	—	—	—

Net (decrease) increase in cash and cash equivalents	22	(14,795)	11,663	(6,995)
Cash and cash equivalents at beginning of period	10,875	25,670	14,007	21,002

	$10,897	$10,875	$25,670	$14,007

Supplemental cash flow information:
Cash paid during the period for:
Interest, net of the amounts capitalized shown below	$28,660	$1,589	$31,132	$73,131
Interest capitalized	1,181	149	365	861
Income taxes, net of refunds	237		(302)	120
Supplemental disclosure of non-cash investing and financing activities:
Issuance of preferred stock on emergence from Chapter 11	—	—	125,000	—
Issuance of other securities on emergence from Chapter 11	—	—	89,293	—
Net non-cash debt increase	4,678	16	137
Operating cash receipts and payments resulting from Chapter 11 proceedings:
Professional fees paid	(455)	—	(11,184)	(3,772)
Loan extension fee	(1,500)	—	—	—
Other reorganization payments	$(90)	$—	$(908)	$(24)

Upon emergence from Chapter 11, the Company adopted fresh start reporting. As a result, all assets and liabilities were restated
to reflect their fair values. The consolidated financial statements of the new reporting entity (the “Successor”) are not comparable to the reporting entity prior to the Company’s emergence from Chapter 11 (the “Predecessor”).

LODGIAN, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION

	(In thousands)
		2002
	2003	Combined period	2001
Continuing operations:
(Loss) income — continuing operations	$(27,074)	$10,254	$(87,537)
Depreciation and amortization	29,761	43,636	46,065
Impairment of long-lived asset	12,667	—	20,503
Fresh start adjustments	—	(33,318)	—
Interest income and other	(807)	(4,954)	(709)
Interest expense	28,581	28,273	71,817
Preferred stock dividends	8,092	—	—
(Loss) gain on asset dispositions	(445)	—	(23,975)
Interest on the Preferred redeemable securities (CRESTS)	—	—	12,869
(Provision) benefit for income taxes — continuing operations	178	(128)	2,829

EBITDA	$50,953	$43,763	$41,862